Exhibit 99.1

May 22, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
APPROVAL OF NEW LATERAL FLOW TEST STRIP PATENT

ST.     PAUL, May 22, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today the addition of a new patent securing the method and design of a new lateral flow test strip within its diagnostic devices. The patent claims a device that integrates an adulterant test strip in addition to a drug test strip, and the design provides an effective technology platform for converting test strips in a dipstick format to a lateral flow format. This feature eliminates the need to introduce the test strip into the sample source, which maintains sample integrity and provides quantifiable sample delivery volume onto the test strip.

This design can be integrated into instrumentation and POC handheld devices more efficiently than a dipstick format, and incorporates multi-market critical-to-quality requirements into an efficient and user-friendly platform. The design also provides MEDTOX with opportunities to transition current and future enzymatic/colorimetric assays to a user-friendly format, which, when combined with other on-board assays, provides flexibility to meet current and future customer requirements. MEDTOX utilizes this design in its LatFlo® adulteration test strip that is incorporated within its PROFILE®-IIA and VERDICT®-IIA product lines. The combination of this patent and MEDTOX’s on-site drug testing method patent (issued 4-23-02, Patent #6,376,251) provides a seamless solution for drug and adulteration testing.

These patents can be accessed within the News Section of MEDTOX’s web site listed below.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference.